EXHIBIT 99.1

[Tupperware Logo]                                        NEWS RELEASE
World Headquarters
14901 S. Orange Blossom Trail
Orlando, FL 32837

Mailing Address:
Post Office Box 2353
Orlando, FL 32802-2353


CONTACT: Jane Garrard       (407) 826-4522


        TUPPERWARE ANNOUNCES AGREEMENT TO ACQUIRE SARA LEE CORPORATION'S
                            DIRECT SELLING OPERATIONS


ORLANDO, FLA, AUGUST 10, 2005 -- Tupperware Corporation (NYSE:TUP) announced today that it has entered into a definitive agreement with Sara Lee Corporation to acquire its direct selling business for $557 million in cash. The Sara Lee business sells beauty and personal care products, primarily in Latin America and Asia, through a sales force of over 900,000 independent consultants.

EXCEPTIONAL STRATEGIC FIT

"We see substantial growth opportunities for the direct selling channel in Latin America and Asia Pacific, and strongly feel that beauty and personal care products will be the major driver of that growth," said Rick Goings, Chairman and CEO of Tupperware. "With this exciting step, we have moved aggressively forward with our strategy to grow our consumable beauty and personal care products business that began with our successful acquisition of BeautiControl in North America."

Including Tupperware's existing BeautiControl business, this acquisition will increase beauty and personal care products to approximately 35% of the company's total sales, compared with 12% previously. Importantly, the acquired businesses are not operating in North America and will complement the fast-growing BeautiControl North America business, as well as the flagship Tupperware business around the world.

The employees of the acquired businesses, led by Simon Hemus, will join the Tupperware team. Mr. Hemus, currently Group President of Sara Lee direct selling with 30 years of industry experience, will assume the position of Group President, International Beauty and Personal Care at Tupperware.

"We are delighted to be joining Tupperware, a leader in the global direct selling business," said Mr. Hemus. "Having Tupperware as our partner will allow for incremental growth opportunities for virtually every market in which we operate. While we will run these businesses separately, we feel certain that the union of these two industry leaders will provide a successful framework for the business and all of the employees in our organization."
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STRONG GLOBAL PRESENCE

Sara Lee direct selling sells a wide variety of consumable products, primarily color cosmetics, skin care, fragrances, and toiletries. Other products include nutriceuticals and apparel. Products are sold in 18 countries under the trade names House of Fuller, Nutrimetics, NaturCare, Avroy Shlain, Nuvo Cosmeticos, Swissgarde, and House of Sara Lee using both single and multi-level compensation structures depending on the local market. For the fiscal year ended July 2, 2005, Sara Lee direct selling had revenues of approximately $470 million. Latin America and Asia represented roughly 90% of sales.

Tupperware does not anticipate any material changes to the structure of the operations. Existing business models will remain in place, and the organization will operate as discrete business units in most regions. The company will pursue opportunities for increased efficiency across the organization and will evaluate opportunities for synergy primarily by leveraging direct selling expertise and global volume with third-party vendors. "We are committed to the people of the Sara Lee direct selling business and look forward to working with them to take the business to new levels of success," said Mr. Goings.

TRANSACTION TERMS

Tupperware will pay $557 million in cash for the business, which will be financed through existing cash and new, committed borrowing facilities. Tupperware will continue to pay its current dividend of $0.88 per share. The financial covenants and restrictions in the new borrowing facilities allow for financial flexibility including maintenance of the dividend.

The acquisition is expected to be immediately accretive to Tupperware's pro forma earnings per share by about 20%. Mr. Goings said, "Adding this business will mean a more balanced distribution of our earnings and cash flow around the world and will create substantial value for Tupperware shareholders." The transaction is expected to close in the fourth quarter of calendar 2005, which is Sara Lee's 2006 second fiscal quarter, subject to regulatory approvals and other customary closing conditions.

Lazard served as financial advisor to Tupperware in the transaction, Wachtell, Lipton, Rosen & Katz acted as legal counsel and Bank of America has provided a financing commitment.

CONFERENCE CALL AND WEBCAST INFORMATION

Tupperware will host a conference call on August 10, 2005, at 9:30 a.m. Eastern time. The call will be webcast with accompanying slides by Shareholder.com and can be accessed at Tupperware's website at http://www.tupperware.com. To participate in the call, please dial 719-457-2642.

Tupperware Corporation, a $1.2 billion multi-national company, is one of the world's leading direct sellers, supplying premium food storage, preparation and serving items to consumers in almost 100 countries through its Tupperware brand. In partnership with one million independent sales consultants worldwide, Tupperware reaches consumers through informative and
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entertaining home parties; retail access points in malls and other convenient venues; corporate and sales force Internet websites; and television shipping. Additionally, premium beauty and skin care products are brought to customers through its BeautiControl brand in North America, Latin America and Asia Pacific. Consumers can access the brands' websites at http://www.tupperware.com and http://www.beauticontrol.com.

Tupperware stock is listed on the New York Stock Exchange (NYSE:TUP). Statements contained in this release that are not historical fact or that relate to future plans, events or performances or that use predictive words such as "outlook" or "target" are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the acquisition, including future financial and operating results, Tupperware's plans, objectives, intentions and expectations, including expectation that the acquisition will close in the fourth quarter of 2005, that are not historical facts. Readers are cautioned that forward-looking statements are based upon the current beliefs and expectations of Tupperware's management and by their nature involve risk and uncertainty because they relate to events and depend on circumstances that will occur in the future. Many factors could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements, including, among others, the possibility that the acquisition will not close or will be significantly delayed. Other risks and uncertainties that could affect Tupperware include recruiting and activity of the Company's independent sales forces, the success of new product introductions and promotional programs, the ability to obtain all government approvals on land sales, the success of buyers in attracting tenants for commercial developments, the effects of economic and political conditions generally and foreign exchange risk in particular and other risks detailed in the Company's reports on Form 8-K dated April 10, 2001, as filed with the United States Securities and Exchange Commission. Tupperware undertakes no obligation to update forward-looking statements.
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